Exhibit 10.2

July 31, 2020

Dawn Wilson

Dear Dawn,

As part of the Pay Reduction Extension Plan, a continuation of the Salary Exchange Plan put it place during the COVID-19 global pandemic, your base salary will continue to be temporarily reduced through December 31, 2020.

This change is effective from August 1, 2020 and will continue through December 31, 2020.  We expect that your base salary will be restored, starting in January 2021, to the amount prior to the Salary Exchange Plan from April 2020.

Original annualized salary:  $400,000

Calculated bi-weekly amount (annualized salary/26):  $15,385

Current temporary annualized salary:  $320,000

Current temporary calculated bi-weekly amount (annualized salary/26):  $12,308

Current temporary % change from original:  20%

In addition to this Pay Reduction Extension Plan, KLD is also implementing a Rolling Furlough Plan that will apply to many employees.  Due to your role in the KLD Executive Team, you are not eligible for furlough.   However, you have agreed separately to an additional one-time pay reduction equal to one week of pay in the amount of $6,154, which will be applied on the August 28, 2020 paycheck.

All other terms and conditions of your employment remain unchanged.

To confirm your acceptance of the pay change, please sign and return this letter.

Sincerely,

/s/ Lindsey Hammond

Lindsey Hammond

Sr. Director, Global Talent

_____________________________________________________________________________________

I accept the above change to my base salary and acknowledge that this change is now part of my employment agreement for the period stated.

NameDawn Wilson

Signature/s/ Dawn Wilson

Date7/31/2020